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                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Reliance Group Holding, Inc. on Form S-8 relating to the Reliance Group Holdings, Inc. 2000 Restricted Stock Plan of our reports dated February 29, 2000, except as to Note 4, as to which the date is March 15, 2000, (which report expresses an unqualified opinion and includes an explanatory paragraph related to the Company's change in accounting for insurance related assessments in 1999 and process reengineering costs in 1997) appearing in and incorporated by reference in the Annual Report on From 10-K of Reliance Group Holdings, Inc. for the year ended December 31, 1999.



/s/ Deloitte & Touche LLP
New York, New York
June 1, 2000